Exhibit 4.1

ARTICLES OF INCORPORATION

OF

MITSUBISHI UFJ FINANCIAL GROUP, Inc.

CHAPTER I.

GENERAL PROVISIONS

(Trade Name)

Article 1.

The Company shall be called “Kabushiki Kaisha Mitsubishi UFJ Financial Group” and shall be called in English “Mitsubishi UFJ Financial Group, Inc.” (hereinafter referred to as the “Company”).

(Purpose)

Article 2.

The purpose of the Company shall be to engage in the following businesses as a bank holding company:

1.	Administration of management of banks, trust banks, specialized securities companies, insurance companies or other companies which the Company may own as its subsidiaries under the Banking Law; and

2.	Any other businesses incidental to the foregoing businesses mentioned in the preceding item.

(Location of Head Office)

Article 3.

The Company shall have its head office in Chiyoda-ku, Tokyo.

(Method of Public Notice)

Article 4.

Public notices of the Company shall be given in the Nihon Keizai Shimbun.

CHAPTER II.

SHARES

(Total Number of Shares Authorized to be Issued)

Article 5.

The aggregate number of shares authorized to be issued by the Company shall be thirty-four million six hundred twenty thousand eight (34,620,008) shares, the details of which shall be as set forth below; provided, however, that if any number of the shares are cancelled or any number of Class 6 Preferred Shares through Class 12 Preferred Shares are converted into Ordinary Shares, such number shall be deducted accordingly from the relevant number of shares authorized to be issued.

Ordinary Shares:	thirty-three million (33,000,000) shares

Class 3 Preferred Shares:	one hundred twenty thousand (120,000) shares

Class 5 Preferred Shares:	four hundred thousand (400,000) shares

Class 6 Preferred Shares:	two hundred thousand (200,000) shares

Class 7 Preferred Shares:	two hundred thousand (200,000) shares

Class 8 Preferred Shares:	two hundred thousand (200,000) shares

Class 9 Preferred Shares:	one hundred fifty thousand (150,000) shares

Class 10 Preferred Shares:	one hundred fifty thousand (150,000) shares

Class 11 Preferred Shares:	eight (8) shares

Class 12 Preferred Shares:	two hundred thousand (200,000) shares

(Purchase of Own Shares)

Article 6.

1.	The company may purchase its own Ordinary Shares by resolution of the Board of Directors.

2.	If the Company purchases its own Ordinary Shares and/or any class of Preferred Shares by resolution of an ordinary general meeting of shareholders, such purchase may be made in respect of any of one or more classes of the shares. In case of such purchase, shareholders who hold shares other than those being subject to the relevant purchase are not entitled to make a request as provided for by Article 210, Paragraph 7 of the Commercial Code.

3.	If the Company cancels its own Ordinary Shares and/or any class of Preferred Shares, such cancellation may be made in respect of any of one or more classes of the shares.

(Record Date)

Article 7.

1.	The Company shall deem the shareholders (including beneficial shareholders; the same shall apply hereinafter) whose names have been entered or recorded in the latest register of shareholders (including the register of beneficial shareholders; the same shall apply hereinafter) as of March 31 of each year to be the shareholders who are entitled to exercise their rights at the ordinary general meeting of shareholders for the relevant fiscal term.

2.	In addition to the above, whenever necessary, the Company may, upon giving prior public notice, fix a date as a record date and may deem the shareholders or registered pledgees whose names have been entered or recorded in the latest register of shareholders as of such date, or the fractional shareholders whose names have been entered or recorded in the latest ledger of fractional shares as of such date, as the shareholders, the registered pledgees or the fractional shareholders entitled to exercise their rights.

(Request for Sale of Fractional Shares)

Article 8.

1.	A fractional shareholder may request that the Company sell to such fractional shareholder fractional shares which shall become one (1) share if combined with the fractional shares already held by such fractional shareholder.

2.	In case of a request provided for in the preceding paragraph, the Company may refuse the request if the Company does not own fractional shares to be sold to such fractional shareholder.

(Transfer Agent)

Article 9.

1.	The Company shall have a transfer agent for its shares and fractional shares.

2.	The transfer agent and its handling office shall be designated by resolution of the Board of Directors, and public notice thereof shall be given.

3.	The register of shareholders, the ledger of fractional shares and the register of lost share certificates of the Company shall be kept at the handling office of the transfer agent. The registration of transfer of shares, the registration of pledges on shares, the entries or records in the register of beneficial shareholders and in the register of lost share certificates as well as in the ledger of fractional shares, the purchase of fractional shares by the Company and the purchase of additional fractional shares by fractional shareholders, and any other businesses with respect to shares and fractional shares shall be handled by the transfer agent and not by the Company.

(Share Handling Regulations)

Article 10.

The denomination of share certificates to be issued by the Company, the registration of transfers of shares, the registration of pledges on shares, the entries or records in the register of beneficial shareholders and in the register of lost share certificates as well as in the ledger of fractional shares, the purchase of fractional shares by the Company and the purchase of additional fractional shares by fractional shareholders, and any other handling with respect to shares and fractional shares as well as the fees therefor shall be governed by the Share Handling Regulations established by the Board of Directors.

CHAPTER III

PREFERRED SHARES

(Preferred Dividends)

Article 11.

1.	The Company shall pay dividends on Preferred Shares (hereinafter referred to as the “Preferred Dividends”) in such respective amount as prescribed below to the holders of Preferred Shares (hereinafter referred to as the “Preferred Shareholders”) or registered pledgees who hold pledges over Preferred Shares (hereinafter referred to as the “Registered Preferred Pledgees”), whose names have been entered or recorded in the latest register of shareholders as of March 31 of each year, with priority over the holders of Ordinary Shares (hereinafter referred to as the “Ordinary Shareholders”), registered pledgees who hold pledges over Ordinary Shares (hereinafter referred to as the “Registered Ordinary Pledgees”) or holders of fractional Ordinary Shares (hereinafter referred to as the “Fractional Ordinary Shareholders”); provided, however, that in the event that the Preferred Interim Dividends provided for in Article 12 hereof have been paid in the relevant business year, the amount so paid shall be deducted accordingly from the amount of the Preferred Dividends set forth below for each relevant class of Preferred Shares.

Class 3 Preferred Shares:	Amount to be determined by resolution of the Board of Directors adopted at the time of issuance of the Class 3 Preferred Shares, up to two hundred fifty thousand (250,000) yen per share per year

Class 5 Preferred Shares:	Amount to be determined by resolution of the Board of Directors adopted at the time of issuance of the Class 5 Preferred Shares, up to two hundred fifty thousand (250,000) yen per share per year

Class 6 Preferred Shares:	Amount to be determined by resolution of the Board of Directors adopted at the time of issuance of the Class 6 Preferred Shares, up to one hundred twenty-five thousand (125,000) yen per share per year

Class 7 Preferred Shares:	Amount to be determined by resolution of the Board of Directors adopted at the time of issuance of the Class 7 Preferred Shares, up to one hundred twenty-five thousand (125,000) yen per share per year

Class 8 Preferred Shares:	Fifteen thousand nine hundred (15,900) yen per share per year

Class 9 Preferred Shares:	Eighteen thousand six hundred (18,600) yen per share per year

Class 10 Preferred Shares:	Nineteen thousand four hundred (19,400) yen per share per year

Class 11 Preferred Shares:	Five thousand three hundred (5,300) yen per share per year

Class 12 Preferred Shares:	Eleven thousand five hundred (11,500) yen per share per year

2.	If the aggregate amount paid to a Preferred Shareholder or Registered Preferred Pledgee as dividends in any particular business year is less than the prescribed amount of the relevant Preferred Dividends, the unpaid amount shall not be carried over to nor cumulated in subsequent business years.

3.	The Company shall not pay to any Preferred Shareholder or Registered Preferred Pledgee as dividends any amount in excess of the prescribed amount of the relevant Preferred Dividends.

(Preferred Interim Dividends)

Article 12.

In the event of payment of Interim Dividends provided for in Article 38 of these Articles (hereinafter referred to as the “Preferred Interim Dividends”), the Company shall make a cash distribution in such respective amount as prescribed below for each class of Preferred Shares to the Preferred Shareholders or Registered Preferred Pledgees with priority over the Ordinary Shareholders, Registered Ordinary Pledgees or Fractional Ordinary Shareholders.

Class 3 Preferred Shares:	Amount to be determined by resolution of the Board of Directors adopted at the time of issuance of the Class 3 Preferred Shares, up to one hundred twenty-five thousand (125,000) yen per share

Class 5 Preferred Shares:	Amount to be determined by resolution of the Board of Directors adopted at the time of issuance of the Class 5 Preferred Shares, up to one hundred twenty-five thousand (125,000) yen per share

Class 6 Preferred Shares:	Amount to be determined by resolution of the Board of Directors adopted at the time of issuance of the Class 6 Preferred Shares, up to sixty-two thousand five hundred (62,500) yen per share

Class 7 Preferred Shares:	Amount to be determined by resolution of the Board of Directors adopted at the time of issuance of the Class 7 Preferred Shares, up to sixty-two thousand five hundred (62,500) yen per share

Class 8 Preferred Shares:	Seven thousand nine hundred fifty (7,950) yen per share

Class 9 Preferred Shares:	Nine thousand three hundred (9,300) yen per share

Class 10 Preferred Shares:	Nine thousand seven hundred (9,700) yen per share

Class 11 Preferred Shares:	Two thousand six hundred fifty (2,650) yen per share

Class 12 Preferred Shares:	Five thousand seven hundred fifty (5,750) yen per share

(Distribution of Residual Assets)

Article 13.

1.	If the Company distributes its residual assets upon liquidation, the Company shall pay to the Preferred Shareholders or Registered Preferred Pledgees with priority over the Ordinary Shareholders, Registered Ordinary Pledgees or Fractional Ordinary Shareholders in such respective amount as prescribed below:

Class 3 Preferred Shares:	Two million five hundred thousand (2,500,000) yen per share

Class 5 Preferred Shares:	Two million five hundred thousand (2,500,000) yen per share

Class 6 Preferred Shares:	Two million five hundred thousand (2,500,000) yen per share

Class 7 Preferred Shares:	Two million five hundred thousand (2,500,000) yen per share

Class 8 Preferred Shares:	Three million (3,000,000) yen per share

Class 9 Preferred Shares:	Two million (2,000,000) yen per share

Class 10 Preferred Shares:	Two million (2,000,000) yen per share

Class 11 Preferred Shares:	One million (1,000,000) yen per share

Class 12 Preferred Shares:	One million (1,000,000) yen per share

2.	The Company shall not make a distribution of residual assets other than as provided for in the preceding paragraph to the Preferred Shareholders or Registered Preferred Pledgees.

(Voting Rights)

Article 14.

Unless otherwise provided for by laws or regulations, the Preferred Shareholders shall not have voting rights at any general meeting of shareholders; provided, however, that the Preferred Shareholders shall have voting rights from (i) the commencement of an ordinary general meeting of shareholders in the event that no proposal for declaration of the Preferred Dividends be paid to the Preferred Shareholders is submitted to such ordinary general meeting of shareholders or (ii) the close of an ordinary general meeting of shareholders in the event that such proposal is rejected at such ordinary general meeting of shareholders, until, in either case, a proposal for declaration of the Preferred Dividends be paid to the Preferred Shareholders is approved at an ordinary general meeting of shareholders.

(Consolidation or Split of Preferred Shares and Subscription Rights, etc.)

Article 15.

1.	Unless otherwise provided for by laws or regulations, the Company shall not consolidate or split any Preferred Shares.

2.	The Company shall not grant the Preferred Shareholders any rights to subscribe for new shares, stock acquisition rights or bonds with stock acquisition rights.

(Cancellation of Preferred Shares)

Article 16.

1.	The Company may, at any time, purchase Preferred Shares and cancel them.

2.	The purchase or cancellation of Preferred Shares pursuant to the preceding paragraph may be made in respect of any of one or more classes of Preferred Shares.

3.	In respect of Class 3 Preferred Shares, Class 5 Preferred Shares and/or Class 6 Preferred Shares, the Company may, after issuance of the respective Preferred Shares and after the lapse of the period designated by resolution of the Board of Directors adopted at the time of the issuance of respective Preferred Shares, redeem such Preferred Shares, in whole or in part, at such time and at such redemption price as deemed appropriate giving due consideration to the prevailing market conditions, as determined by such resolution of the Board of Directors.

4.	Partial redemption shall be effected by way of lot or other method.

(Conversion into Ordinary Shares)

Article 17.

1.	Any holder of Class 6 or Class 7 Preferred Shares may request conversion of such Preferred Shares into Ordinary Shares of the Company during the period in which such Preferred Shareholder is entitled to request conversion as determined by resolution of the Board of Directors adopted at the time of issuance of such Preferred Shares, pursuant to the terms of conversion as designated by such resolution.

2.	Any holder of Class 8 Preferred Shares through Class 12 Preferred Shares may request conversion of the relevant Preferred Shares into Ordinary Shares of the Company during the period in which such Preferred Shareholder is entitled to request conversion as prescribed in the merger agreement, the execution of which, in accordance with the provisions of Article 408 of the Commercial Code, was approved at the respective general meetings of shareholders of the Company and UFJ Holdings, Inc., pursuant to the terms of conversion prescribed in such merger agreement.

(Mandatory Conversion)

Article 18.

1.	Any of Class 6 Preferred Shares or Class 7 Preferred Shares for which no request for conversion into Ordinary Shares is made during the period in which the holders of such Preferred Shares is entitled to request conversion shall be mandatorily converted on the day immediately following the last day of such period (hereinafter referred to as the “Mandatory Conversion Date”) into Ordinary Shares and fractional Ordinary Shares in the number as is obtained by dividing an amount equivalent to the subscription price per each relevant Preferred Share by the average daily closing price (including closing bids or offered prices) of Ordinary Shares of the Company (in regular trading) as reported by the Tokyo Stock Exchange for the thirty (30) consecutive trading days (excluding a trading day or days on which no closing price or closing bid or offered price is reported) commencing on the forty-fifth (45th) trading day prior to the Mandatory Conversion Date; provided, however, that such calculation shall be made to the second decimal place denominated in yen, and rounded up to one decimal place when the fraction beyond it is equal to or more than 0.05 yen, discarding amounts less than 0.05 yen. If the relevant average price is less than the amount determined by resolution of the Board of Directors adopted at the time of issuance of respective Preferred Shares, the relevant Preferred Shares shall be converted into Ordinary Shares and fractional Ordinary Shares in the number as is obtained by dividing an amount equivalent to the subscription price per each relevant Preferred Shares by an amount so determined by such resolution of the Board of Directors.

2.

Any of Class 8 Preferred Shares through Class 12 Preferred Shares for which no request for conversion into Ordinary Shares is made during the period in which such Preferred Shareholder is entitled to request for conversion shall be mandatorily converted on the Mandatory Conversion Date into Ordinary Shares and fractional Ordinary Shares in the number as is obtained by dividing an amount equivalent to the subscription price per each relevant Preferred Share by the average daily closing price (including closing bids or offered prices) of Ordinary Shares of the Company (in regular trading) as reported by the Tokyo Stock Exchange for the thirty (30) consecutive trading days (excluding a trading day or days on which no closing price or closing bid or offered price is reported) commencing on the forty-fifth (45th) trading day prior to the

Mandatory Conversion Date; provided, however, that such calculation shall be made to units of ten (10) denominated in Yen, and rounded up to the nearest hundred (100) yen when the fraction is equal to or more than fifty (50) yen, discarding amounts less than fifty (50) yen. If the relevant average price is less than such respective amount as set forth below, the relevant Preferred Shares shall be converted into Ordinary Shares and fractional Ordinary Shares in the number as is obtained by dividing the amount equivalent to the subscription price per each relevant Preferred Share by such respective amount as set forth below.

Class 8 Preferred Shares:	One million two hundred nine thousand seven hundred (1,209,700) yen per share

Class 9 Preferred Shares:	Nine hundred ten thousand five hundred (910,500) yen per share

Class 10 Preferred Shares:	Nine hundred ten thousand five hundred (910,500) yen per share

Class 11 Preferred Shares:	Eight hundred two thousand six hundred (802,600) yen per share

Class 12 Preferred Shares:	Seven hundred ninety-five thousand two hundred (795,200) yen per share

3.	In respect of Class 8 Preferred Shares through Class 12 Preferred Shares, the amount equivalent to the subscription price referred to in the preceding paragraph shall be such respective amount as prescribed below.

Class 8 Preferred Shares:	Three million (3,000,000) yen per share

Class 9 Preferred Shares:	Two million (2,000,000) yen per share

Class 10 Preferred Shares:	Two million (2,000,000) yen per share

Class 11 Preferred Shares:	One million (1,000,000) yen per share

Class 12 Preferred Shares:	One million (1,000,000) yen per share

4.	In the calculation of the number of Ordinary Shares provided for in Paragraph 1 and Paragraph 2 of this article, if any number less than one-hundredth (1/100) of one (1) share is yielded, the provisions concerning consolidation of shares in the Commercial Code shall apply mutatis mutandis.

(Order of Priority)

Article 19.

All classes of Preferred Shares shall rank pari passu with each other in respect of the payment of Preferred Dividends and Preferred Interim Dividends and the distribution of residual assets.

(Prescription Period)

Article 20.

The provisions set forth in Article 40 of these Articles shall apply mutatis mutandis to the payment of Preferred Dividends and Preferred Interim Dividends.

CHAPTER IV.

GENERAL MEETING OF SHAREHOLDERS

(Convocation)

Article 21.

1.	An ordinary general meeting of shareholders shall be convened within three (3) months from the last day of each business year.

2.	An extraordinary general meeting of shareholders shall be convened whenever necessary.

(Chairman)

Article 22.

1.	The President and Director of the Company shall act as chairman of general meetings of shareholders.

2.	If the President and Director is unable to act as such, one of the other Directors shall act as chairman in accordance with the order of priority previously determined by the Board of Directors.

(Method of Resolution)

Article 23.

1.	Unless otherwise provided for by law or regulation or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by an affirmative vote of a majority of the voting rights of the shareholders in attendance.

2.	Resolutions of a general meeting of shareholders provided for in Article 343 of the Commercial Code and resolutions of a general meeting of shareholders for which the method of resolution provided for in such Article 343 shall be applied mutatis mutandis pursuant to the Commercial Code and other laws and regulations shall be adopted by an affirmative vote of two-thirds (2/3) or more of the voting rights of the shareholders in attendance who hold in the aggregate not less than one-third (1/3) of the total number of voting rights of all shareholders.

(Voting by Proxy)

Article 24.

1.	Shareholders may exercise their voting rights at a general meeting of shareholders by appointing a proxy who is a shareholder of the Company entitled to exercise its own voting rights at such meeting.

2.	In the case of the preceding paragraph, the shareholder or the proxy thereof shall submit to the Company a document evidencing authority of the proxy to act as such at each general meeting of shareholders.

(Minutes)

Article 25.

The substance of proceedings and the results of general meetings of shareholders shall be stated or recorded in the minutes, to which the chairman of the meeting and the Directors present shall put their names and affix their seals or electronic signatures.

(General Meetings of Holders of Classes of Shares)

Article 26.

The provisions of Articles 22, 24 and 25 of these Articles shall apply mutatis mutandis to general meetings of class shareholders.

CHAPTER V.

DIRECTORS AND BOARD OF DIRECTORS

(Number of Directors and Method of Election)

Article 27.

1.	The Company shall have not more than twenty (20) Directors, who shall be elected at a general meeting of shareholders.

2.	A resolution for the election of Directors shall be adopted at a general meeting of shareholders by an affirmative vote of a majority of the voting rights of the shareholders in attendance who hold voting rights representing in the aggregate one-third (1/3) or more of the total number of voting rights of all shareholders.

3.	Resolutions for the election of Directors shall not be made by cumulative voting.

(Term of Office)

Article 28.

The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders held in respect of the last fiscal term ending one (1) year after their assumption of office.

(Representative Director and Directors with Executive Power)

Article 29.

1.	The Board of Directors shall, by resolution, elect Representative Director(s) from among the Directors.

2.	Representative Directors shall severally represent the Company.

3.	The Board of Directors shall, by resolution, appoint the President and Director.

4.	The Board of Directors may, by resolution, appoint the Chairman and Director, several Deputy Chairman and Directors, Deputy Presidents, Senior Managing Directors and Managing Directors.

(Board of Directors)

Article 30.

1.	The Board of Directors shall determine the management of the affairs of the Company and supervise the performance of duties of Directors.

2.	Unless otherwise provided for by laws and regulations, the Chairman and Director shall convene meetings of the Board of Directors and act as chairman. If the Chairman and Director is unable to act as such, or if the Board of Directors does not appoint the Chairman and Director by its resolution, one of the other Directors shall act as Chairman and Director in accordance with the order of priority previously determined by the Board of Directors.

3.	Notice to convene a meeting of the Board of Directors shall be given to each Director and Corporate Auditor at least three (3) days prior to the date of such meeting; provided, however, that the foregoing shall not apply in cases of emergency.

4.	Unless otherwise provided for by law or regulation, resolutions of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present who constitute in number a majority of all the Directors of the Company.

5.	The substance of proceedings and the results of meetings of the Board of Directors shall be stated or recorded in the minutes, to which the Directors and Corporate Auditors present shall put their names and affix their seals or electronic signatures.

(Limited Liability Agreement with Outside Director)

Article 31.

Pursuant to the provisions of Article 266, Paragraph 19 of the Commercial Code, the Company may execute agreements with Outside Directors, which limit the liability of such Outside Directors arising from any act provided for in Paragraph 1, Item 5 of the said article; provided, however, that the limit of the liability under such agreements shall be the greater of an amount determined in advance which shall not be less than ten million (10,000,000) yen or the amount prescribed by laws or regulations.

CHAPTER VI.

CORPORATE AUDITORS AND

BOARD OF CORPORATE AUDITORS

(Number of Corporate Auditors and Method of Election)

Article 32.

1.	The Company shall have not more than seven (7) Corporate Auditors, who shall be elected at a general meeting of shareholders.

2.	A resolution for the election of Corporate Auditors shall be adopted at a general meeting of shareholders by an affirmative vote of a majority of the voting rights of the shareholders in attendance, who hold voting rights representing in the aggregate one-third (1/3) or more of the total number of voting rights of all shareholders.

(Term of Office)

Article 33.

The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders held in respect of the last fiscal term ending four (4) years after their assumption of office.

(Full-time Corporate Auditors)

Article 34.

The Corporate Auditors shall appoint several full-time Corporate Auditors from among themselves.

(Board of Corporate Auditors)

Article 35.

1.	The Board of Corporate Auditors shall have the authority provided for by law and regulation and also shall determine matters concerning the performance of duties by Corporate Auditors; provided, however, that the Board of Corporate Auditors shall not prevent the Corporate Auditors from exercising their power and authority.

2.	Notice to convene a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the date of such meeting; provided, however, that the foregoing shall not apply in cases of emergency.

3.	Unless otherwise provided for by law or regulation, resolutions of a meeting of the Board of Corporate Auditors shall be adopted by an affirmative vote of a majority of the Corporate Auditors.

4.	The substance of proceedings and the results of meetings of the Board of Corporate Auditors shall be stated or recorded in the minutes, to which the Corporate Auditors present shall put their names and affix their seals or electronic signatures.

CHAPTER VII.

ACCOUNTS

(Business Year and Fiscal Term)

Article 36.

The business year of the Company shall commence on April 1 of each year and end on March 31 of the following year and the fiscal term of each business year shall be settled as of the last day of such business year.

(Dividends)

Article 37.

The Company’s dividends shall be paid to the shareholders or registered pledgees whose names have been entered or recorded in the latest register of shareholders as well as to the fractional shareholders whose names have been entered or recorded in the latest ledger of fractional shares as of March 31 of each year.

(Interim Dividends)

Article 38.

By resolution of the Board of Directors, the Company may pay cash pursuant to Article 293-5 of the Commercial Code (referred to as the “Interim Dividends” in these Articles of Incorporation) to the shareholders or registered pledgees whose names have been entered or recorded in the latest register of shareholders as well as to the fractional shareholders whose names have been entered or recorded in the latest ledger of fractional shares as of September 30 of each year.

(Conversion of Preferred Shares and Dividends)

Article 39.

For the purpose of payment of the first dividends or Interim Dividends payable on Ordinary Shares issued upon conversion of Class 6 Preferred Shares through Class 12 Preferred Shares issued by the Company, the conversion shall be deemed to have taken effect as of April 1, if a request for conversion or mandatory conversion is made during the period from April 1 through September 30, or as of October 1, if such request or conversion is made during the period from October 1 through March 31 of the following year.

(Prescription Period for Payment of Dividends)

Article 40.

The Company shall be released from the obligation to pay dividends or Interim Dividends the payment of which has not been accepted after the lapse of five (5) full years from the date of commencement of payment thereof. Dividends and Interim Dividends of the Company shall bear no interest.

SUPPLEMENT

(Application of Term of Office of Directors)

Article 1.

The provisions of Article 28 hereof shall apply to Directors who are appointed at the ordinary general meeting of shareholders held in respect of the fourth (4th) business year and thereafter.

- End -

Date of Establishment

April 2 , 2001

Date of Amendment

June 27, 2002

June 27, 2003

June 29, 2004

June 29, 2005

October 1, 2005	(However, the Amendments to Articles of 5, 11, 12 (except for the amendment to Article 12 changing the reference to Article 37 into that to Article 38), 13,17, 18 and 39 shall be effective from October 3, 2005. )